Exhibit 10.13

English Translation

Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited

Equity Joint Venture Contract

November 28, 2004

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Table of Contents

CHAPTER I DEFINITIONS	4
CHAPTER II ESTABLISHEMENT OF THE JOINT VENTURE COMPANY	7
CHAPTER III PURPOSE AND SCOPE OF BUSINESS OF THE JOINT VENTURE COMPANY	9
CHAPTER IV TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	10
CHAPTER V ASSIGNMENT OF INVESTMENT	14
CHAPTER VI SPECIAL OBLIGATIONS OF THE PARTIES	15
CHAPTER VII REPRESENTATIONS, WARRANTIES and UNDERTAKINGS	17
CHAPTER VIII BOARD OF DIRECTORS	23
CHAPTER IX MANAGEMENT ORGANIZATION	29
CHAPTER X CERTIFICATES, APPROVALS AND TRADEMARKS	31
CHAPTER XI SITE	33
CHAPTER XII PURCHASE OF EQUIPMENT AND MATERIAL	35
CHAPTER XIII CONTRACTING WITH THIRD PARTIES	35
CHAPTER XIV LABOUR MANAGEMENT	36
CHAPTER XV TAXATION	37
CHAPTER XVI FINANCIAL AFFAIRS AND ACCOUNTING	37
CHAPTER XVII FOREIGN EXCHANGE CONTROL	39
CHAPTER XVIII EFFECTIVE DATE, TERM AND TERMINATION	40
CHAPTER XIX LIQUIDATION AND DISPOSAL OF THE ASSETS OF THE JOINT VENTURE COMPANY	42
CHAPTER XX INSURANCE	44
CHAPTER XXI AMENDMENT OF THE CONTRACT	44
CHAPTER XXII FORCE MAJEURE	44
CHAPTER XXIII SETTLEMENT OF DISPUTES AND GOVERNING LAW	45
CHAPTER XXIV CONFIDENTIALITY	45
CHAPTER XXV BREACH OF CONTRACT	46
CHAPTER XXVI GENERAL PROVISIONS	46
CHAPTER XXVII APPENDICES	47

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Equity Joint Venture Contract

THIS EQUITY JOINT VENTURE CONTRACT (this “Contract”) is jointly signed in Guangzhou, the People’s Republic of China on this 28th day of November, 2004 by and between:

Party A: Guangzhou Baiyunshan Pharmaceutical Holding Co., Ltd., a company limited by shares duly established and existing under the laws of People’s Republic of China and registered with Guangzhou Municipal Administration for Industry and Commerce, with its legal address at 88 Yunxiang Road, Tonghe Street, Baiyun District, Guangzhou, Guangdong Province, China.

Legal Representative of Party A and the authorized representative for this Contract:

Name: Mr. Xia Zemin

Facsimile: (86-20) 8706-3699

Title: Chairman

Nationality: Chinese

Party B: Hutchison Chinese Medicine (Guangzhou) Investment Limited, a limited liability company duly established and existing under the laws of British Virgin Islands, with its legal address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Party B is a wholly-owned subsidiary of Hutchison Whampoa (China) Ltd., with its communication address at Room 2108, Hutchison House, 10 Harcourt Road, Central, Hong Kong, facsimile: (852) 2810 0772.

The authorized legal representative for this Contract:

Name: Mr. Simon To Chi Keung

Title: Board Director

Nationality: British

Preamble

In accordance with the Law of the People’s Republic of China on Sino-foreign Equity Joint Venture Enterprises, the Implementation Rules of People’s Republic of China’s Sino-foreign Joint Venture Enterprise Law and other applicable laws and regulations of the People’s Republic of China, the aforesaid Parties, adhering to the principles of equality and mutual benefit and through friendly consultations, agree to form a Sino-foreign joint venture company on the following terms and conditions in Guangzhou, the People’s Republic of China.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER I
DEFINITIONS

As required by the serious and precise nature of contracts, this Contract contains a large quantity of terms and industry-specific terminologies. For the avoidance of any doubt, certain terms are construed and interpreted in this Chapter. In case the following interpretations of the terms are in conflict with the interpretations provided in the current PRC laws and regulations, the interpretations provided in the current PRC laws and regulations shall prevail.

1.1.                            “Subsidiary” shall mean any company which directly, or indirectly controlled by any Party of this Contract. Control shall mean having, directly or indirectly, more than fifty percent (50%) of the interests or controlling power or management power.

1.2.                            “Affiliate” shall mean any company which controls or is controlled by or under common control with any Party hereto. “Control” shall have the meaning ascribed to it in Section 1.1 hereof.

1.3.                            “Associate Company” shall mean any company in which any Party holds, directly or indirectly, greater than 20% but less than 50% of equity interests.

1.4.                            “Parties hereto” or “Parties” shall mean Party A and Party B. “Party hereto” or “Party” shall mean Party A or Party B, as the context may require.

1.5.                            “Investing Party” or “Investing Parties” shall mean Party A or Party B or both Party A and Party B, as the context may require.

1.6.                            “JVC” shall mean “Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited”, which is duly registered and established by the Investing Parties in Guangzhou, PRC according to the Contract.

1.7.                            “Contract Products” or “JVC Products” shall mean the products Party A transfers to the JVC according to the Contract.

1.8.                            “Varieties” shall have the basic meaning ascribed to it under the Regulations on the Protection of Varieties of Traditional Chinese Medicines and also include part or all of the followings (if applicable): national standards (which shall have the same meaning with national drug standards as defined in “The Drug Administration Law of the People’s Republic of China”) of a certain pharmaceutical variety, prescription, form of dosage, relevant patents, copyright and other intellectual property rights, manufacturing practices or processes, as well as other related technical data and information. Variety can be any one of the following types:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(1)                                 patented varieties: means the varieties of drugs for each of which a certificate of patent has been granted;

(2)                                 protected varieties: means the the varieties of drugs for each of which a certificate of variety of Chinese traditional medicine under protection has been granted, including Class I protected varieties, Class II protected varieties and any other classes of protected varieties;

(3)                                 varieties of drugs that have achieved national drug standards or drug standards of provinces, autonomous regions or municipalities;

(4)                                 new drugs: means the varieties of drugs for each of which a new drug certificate has been granted;

(5)                                 varieties of drugs for which the China drug approval numbers have been issued;

(6)                                 any other varieties of drugs that satisfy the standards of China Pharmacopoeia or China national drug standards; and

(7)                                 other varieties of drugs, healthcare products, foods, Chinese herbal medicines that are recognized by the JVC and approved by relevant governmental authorities.

1.9.                            “Investment” shall mean the actual capital contributions paid by the Parties to the JVC and the Parties’ ownership percentage in the JVC in proportion to their contributions to the capital.

1.10.                     “TCM Factory” shall mean Guangzhou Baiyunshan Traditional Chinese Medicine Factory under Guangzhou Baiyunshan Pharmaceutical Holding Co., Ltd. which is wholly owned by Party A (except for the part in connection with the external use drugs).

1.11.                     “Two Certificates” shall mean the Pharmaceutical Manufacturing Permit and the GMP certificate for drugs.

1.12.                     “Articles of Association” shall mean the Articles of Association of the JVC.

1.13.                     “Board of Directors” or “Board” shall mean the Board of Directors of the JVC consisted of the directors nominated by the Investing Parties hereto.

1.14.                     “Effective Date” shall mean the approval date specified in the approval certificate issued by the relevant PRC governmental authority upon the approval of this Contract and the Appendices hereto.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.15.                     “Date of Establishment” shall mean the date of issuance of the JVC’s business license.

1.16.                     “Closing Date” shall mean the date on which Party A transfers the assets and the business of TCM Factory to the JVC. Such date shall be confirmed in writing by the Parties after the issuance of the official business license of JVC. Prior to the Closing Date, Party A owns the rights and assumes liabilities with respect to the asset and business of TCM Factory to be transferred by Party A to the JVC. After the Closing Date, the JVC owns the rights and assumes liabilities with respect to the assets and the business of TCM factory.

1.17.                     “Approval Authority” shall mean the Ministry of Commerce of the PRC and any other government authorities or their authorized delegates, the approval from which is required by the laws of the People’s Republic of China.

1.18.                     “SASAC” shall mean State-owned Assets Supervision and Administration Commission of the State Council or any state-owned assets administration authority authorized thereby.

1.19.                     “Joint Venture Term” shall mean the term set forth in Section 18.2 hereunder or that term as may be extended or shortened pursuant to Section 18.2 or Section 18.4 hereunder.

1.20.                     “Party A’s Assets” shall mean the tangible or intangible assets listed in an appraisal report issued by an appraisal firm recognized by both Parties (including the buildings, structures, production facilities and other assets confirmed by both Parties that are located on the Sites and at any other locations), which shall be acquired by the JVC pursuant to this Contract.  A description of Party A’s Assets to be transferred to the JVC and the appraised value thereof are set out in Appendix A hereto.

1.21.                     “TCM Factory Business” shall mean the normal business operations of TCM Factory to manufacture and sell the products listed in the Appendix I hereto in accordance with its business license, “Two Certifications” and “Product Certificate or Product Approval”

1.22.                     “TCM Factory Contracts” shall mean the contracts concluded by TCM Factory which the JVC must continue to perform. The basic terms and conditions of such contracts are set forth in Appendix B hereto.

1.23.                     “Renminbi” or “RMB” shall mean the lawful currency of the PRC.

1.24.                     “U.S. Dollar” or “USD” shall mean the lawful currency of the United States

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.25.                     “SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its Guangdong Province branch.

1.26.                     “Sites” shall mean the plots of land and areas in Guangzhou Municipality, the land use right over which will be transferred the JVC hereunder for the duration of the Joint Venture Term. The site map showing the location and boundaries of the site and relevant documents are attached hereto as Appendix C.

1.27.                     “Product Certificate or Product Approval” shall mean the state new drug certificate or product approvals.

1.28.                     “Personnel” shall mean all workers and other staff (except for the Board directors and senior executives) of the JVC, including the seconded employees assigned by either Party.

1.29.                     “PRC” shall mean the People’s Republic of China.

1.30.                     “PRC Laws” or “Laws of China” shall mean the legal and effective laws, regulations and administrative rules officially promulgated by the government of the PRC.

1.31.                     “Hong Kong” shall mean Hong Kong Special Administrative Region of the People’s Republic of China.

1.32.                     “this Contract” or “the Contract” shall mean the main body of this Joint Venture Contract of Hutchison Whampoa Guangzhou Baiyunshan Chinese Medicine Company Limited and all appendices thereto.

CHAPTER II
ESTABLISHEMENT OF THE JOINT VENTURE COMPANY

2.1.                            In accordance with the Law of People’s Republic of China on Sino-foreign Equity Joint Venture Enterprises, the Implementation Rules of People’s Republic of China’s Sino-foreign Joint Venture Enterprise Law and other relevant PRC Laws, the Parties, adhering to the principles of equality and mutual benefit and through friendly consultations, agree to form a Sino-foreign joint venture company in Guangzhou, China.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

2.2.                            The name of the JVC is 广州白云山和记黄埔中药有限公司 in Chinese and HUTCHISON WHAMPOA GUANGZHOU BAIYUNSHAN CHINESE MEDICINE COMPANY LIMITED in English.

2.3.                            The legal address of the JVC is 389 North Shatai Road, Guangzhou, Guangdong Province, PRC.

2.4.                            The JVC shall apply for registration with the Guangzhou Municipal Administration for Industry and Commerce of the PRC. The JVC is a corporate legal person in China. All activities in China of the JVC shall be conducted in compliance with PRC Laws and be governed and protected by the laws of the People’s Republic of China.

2.5.                            The JVC shall be an independent entity and entitled to all preferential treatment granted to Sino-foreign joint venture enterprises by the PRC governments at various levels.

2.6.                            The JVC shall be a limited liability company. The liability of the Investing Parties shall be limited to the amounts of their respective capital contribution. The JVC shall bear liabilities with all its assets.

2.7.                            The profits, risks, and losses shall be shared by the Investing Parties in proportion to their respective ownership percentage (50%:50%) on the condition that a) Party A has delivered to the JVC the assets listed in the Appendix A hereto and the TCM Factory Business, and maintained its normal operation; and b) Party B has fulfilled its obligations of making capital contribution and providing shareholder loans according to Appendix E hereto. The date of sharing such profits, risks and losses shall commence on the Closing Date.  Any Party who fails to perform the aforesaid obligations shall not be entitled to participate in any profit sharing.

2.8.                            The JVC shall have full autonomy in its business operations and have the right to decide on its business strategies in accordance with its own best interests.

2.9.                            The JVC shall fulfill the TCM Factory Contracts, the basic terms and conditions of which are listed in Appendix B hereto. Party A guarantees that relevant documents and information provided by it in Appendix B A hereto are complete, true and valid. The JVC shall fulfil contracts executed by TCM Factory that are not included in Appendix B, provided that such fulfilment will not exert any adverse impact on the JVC or expose the JVC to any risk.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER III
PURPOSE AND SCOPE OF BUSINESS
OF THE JOINT VENTURE COMPANY

3.1.                            The purpose of the JVC shall be, through the joint venture of both Parties, to strengthen the economic cooperation and technology communications, to develop and improve the modernization of the traditional Chinese medicine industry, to promote the development of traditional Chinese medicine business; to use advanced technologies, equipment and devices to absorb the advanced management experience and method from abroad, so as to bring satisfactory economic benefits to the Parties.

3.2.                            Subject to the final approval of the competent governmental authority, the scope of business of the JVC shall be to manufacture, process, research and develop various drugs, healthcare products, foods and Chinese herbal medicines, and sell the self-manufactured products (except for those listed in the prohibited categories in the Catalogue for the Guidance of Foreign-invested Industry).

3.3.                            The JVC shall purchase and sell the products in a fair competitive manner at a market price.  The JVC shall not engage in operating products in violation of the non-compete agreement to which Party A or Guangzhou Pharmaceutical Group Company Limited is a party.

3.4.                            The Parties agree that the JVC shall, from the Varieties with Production Approval provided by Party A, select the profitable Varieties that meet market demand for production and sale. Appendix I hereto lists the Varieties provided by Party A to the JVC.  The JVC shall accelerate the research and development of the new products itself, and put into production as soon as possible according to the market conditions.

3.5.                            Party A agrees to transfer to the JVC its equity interest in Anhui Haozhou Baiyunshan Pharmaceutical Company Limited and Anhui Fuyang Baiyunshan Radix Isatidis Technology Development Company Limited at a price based on valuation. The Parties agree that, the JVC will conduct in-depth research on the above project, and according to the feasibility report, decide its business strategies at its own discretion without violating PRC Laws.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER IV
TOTAL AMOUNT OF INVESTMENT
AND REGISTERED CAPITAL

4.1.                            The total amount of investment of the JVC shall be [**].

4.2.                            The registered capital of the JVC shall be [**].

4.3.                            The capital contribution of each Party and their ownership percentage shall be as follows:

(1)                                 Party A’s contribution to the JVC ‘s registered capital shall be [**], representing fifty percent (50%) of the registered capital; and

(2)                                 Party B’s contribution to the JVC’s registered capital shall be in US dollar or HK dollar in an amount equivalent to [**], representing fifty percent (50%) of the registered capital.

4.4.                            Each Party shall make its capital contribution and provide or raise funds as follows:

(1)                                 Party A and Party B shall make capital contributions in the following ways according to the provisions of Section 4.5 to 4.7 hereof:

Party A shall, pursuant to the contribution schedule listed in Appendix E attached hereto, make an in-kind contribution of assets (including tangible and intangible assets as set forth in Appendix A hereto) and TCM Factory Business related to the assets which are valued at [**] in total.

Party B shall make a cash contribution of an amount in HK dollar or US dollar equivalent to [**].

Either Party’s failure to make its contribution on time or in full in accordance with the provisions hereof would constitute a breach of the Contract. The non-defaulting Party shall have the right to demand the defaulting Party to make its contribution in full within one (1) month (the “Extended Period”).  If the defaulting Party fails to make its contribution in its entirety within the Extended Period, the non-defaulting Party shall have the right to apply with the original Approval Authority for approval to dissolve or liquidate the JVC within one (1) month from the due date of the Extended Period (When conducting such liquidation, the defaulting Party shall not have any

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

right or interest in the assets of the JVC which are contributed by the non-defaulting Party.)

(2)                                 Both Parties shall provide or raise funds for the difference between the total investment amount and registered capital through shareholder loans or by other ways according to the following principles:

The Parties agree that, after the establishment of the JVC, the Parties shall provide funds totaling [**] to the JVC, of which, [**] shall be provided by Party A in the form of assets and [**] shall be provided by Party B in cash through shareholder loans. The Parties agree that each will assume and pay its own taxes and expenses incurred in connection with the provision of such funds.

In case either Party fails to provide the funds in accordance with the above provision, resulting in substantial impacts on the normal production and operation of the JVC, the non-defaulting Party shall have the right to terminate this Contract and liquidate the JVC by giving a notice to the other Party.

(3)                                 The Parties agree that, if further registered capital is required for the business operation and development of the JVC, the Parties shall make additional contributions to the registered capital in proportion to their existing ownership percentage in the JVC. Subject to the unanimous approval of the Board of Directors, the Parties are obligated to make contributions to the increase in the registered capital.

(4)                                 Subject to the unanimous approval of the Board of the Director on the amount and method of the additional financing, the JVC may obtain additional financing as follows:

(i)                                     the JVC may obtain financing from banks or other financial institutions (the “Lenders”) and grant security over its assets as the Lenders may require. If the security provided by the JVC is not sufficient, then the Parties shall provide guarantees to the Lenders in proportion to their respective contribution to the registered capital of the JVC; or

(ii)                                  the Parties may provide additional financial assistance to the JVC through shareholder loans or by other ways in proportion to their respective contribution to the registered capital of the JVC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

4.5.                            Subject to the satisfaction of each of the conditions precedent under Section 4.6 herein or waiver by mutual consent of the Parties of certain conditions precedent, the Parties shall make their contributions at the time specified in Section 4.7.

4.6.                            The Parties’ obligations to make contributions to the JVs are subject to the satisfaction of each of the following conditions precedent:

(1)                                 a PRC- qualified assets appraisal firm recognized by both Parties has completed the assets appraisal on Party A’s Assets and delivered an assets appraisal report (the “Appraisal Report”) that is acceptable to both Parties. For the avoidance of any doubt, the Parties emphasize that, if this condition precedent is not satisfied, Party B shall not be obligated to make its contribution, and in addition, Party B shall have the right to terminate this Contract, and to exit and liquidate the JVC in accordance with provisions of Section 2 and Section 4.7(2) hereof;

(2)                                 the competent SASAC has confirmed in writing without reservation the appraisal results of Party A’s Assets as specified in the Appraisal Report ;

(3)                                 Party A has obtained the written consent from relevant banks or financial institutions regarding the contribution of Party A’s Assets to the JVC in accordance with the provisions hereof;

(4)                                 Party A’s Board of Directors has adopted a resolution approving the execution of this Contract and Articles of Association of the JVC, and according to PRC Laws and the listing rules of Shenzhen Stock Exchange, Party A has made disclosures to, filings and registration with, or obtained approvals of relevant governmental authorities and any internal approvals and authorizations (if applicable), and adopted resolutions at shareholder meetings as required to execute the Contract and the Articles of the Association of the JVC;

(5)                                 Party B’s Board of Directors has adopted a resolution approving the execution of this Contract and Articles of Association of the JVC, and Party B has obtained all internal approvals and authorization required to execute this Contract and Articles of the JVC;

(6)                                 the Parties have executed this Contract and the Articles of Association of the JVC;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(7)                                 the relevant Approval Authority has issued an official written reply, approving the establishment of the JVC, this Contract and the Articles of Association of the JVC;

(8)                                 the relevant Approval Authority has issued the Foreign Investment Enterprise Approval Certificate to the JVC; and

(9)                                 the relevant Administration for Industry and Commerce has issued the PRC Legal Entity Business License to the JVC (the “Business License”).

2.                                      If any of the above conditions precedent is not fulfilled within three (3) months from the date of the issuance of the Business License, or not otherwise waived by parties in writing within thirty (30) days after the expiration of the above period of time, neither Party is obligated to make its capital contribution, and either party shall have the right to terminate this Contract. The failure to fulfill a conditions precedent (regardless of which Party is the responsible party) shall not be considered a breach of this Contract, and neither Party shall be held responsible for such failure, and the Parties shall have no right to recover any loss or pursue compensation from each other.

4.7.                            Each Party agrees to make its contribution to the registered capital in accordance with the following schedule:

(1)                                 Starting from the issuance date of the Business License of the JVC and subject to the provisions of Section 4.6, each Party shall make its contribution according to the contribution schedule provided in Appendix E attached hereto.

(2)                                 If any of the conditions precedent set forth in Section 4.6 is not fully satisfied within the period as provided in clause 2 of Section 4.6 or otherwise waived by both parties in writing, then this Contract shall be terminated according 4.6.2 and the JVC shall be liquidated according to the Contract.

4.8.                            After the JVC obtains the Business License, the JVC shall convene its first Board meeting according to the provisions of Section 8.4 and open a Renminbi bank accounts and a foreign currency bank account following the first Board meeting. After the opening of the bank accounts, each Party shall make its contribution to the JVC according to the contribution proportion in clause 2 of Section 4.3, the contribution methods in Section 4.4 and the contribution schedule in Section 4.7.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

4.9.                            The exchange rate for conversion between RMB and foreign currencies shall be the middle exchange rate as published by People’s Bank of China at the payment day for determining Party B’s cash contribution and shareholder loans.

4.10.                     After the Investing Parties have made their contributions, the JVC shall engage a PRC-qualified public accounting firm to verify the contributions and issue a capital verification report. On the basis of such capital verification report, the JVC shall issue investment share certificates to both Parties, which shall specify the name and the Date of Establishment of the JVC, the name of the Investing Party, the amount of contributions and date on which such contributions are made, and the date of issuance of the investment share certificates.

CHAPTER V
ASSIGNMENT OF INVESTMENT

5.1.                            Without the prior written consent of the other Party, neither party shall assign, sell or otherwise dispose of any part of its Investment to any third party.

5.2.                            If a Party agrees that the other Party (the “Disposing Party”) assigns its Investment, the Disposing Party shall inform the other Party of the terms and conditions of the proposed assignment in writing and the other Party shall have the right of first refusal.

5.3.                            If the other Party does not exercise its right of first refusal within three (3) month from the date of the receipt of the written notice, the Disposing Party can assign, sell or otherwise dispose of all or part of its Investment to any third party at the price and on terms not more favorable than those provided to the other Party. The Disposing Party shall provide the other Party with a copy of the written agreement signed with the purchaser/assignee.

5.4.                            Notwithstanding the foregoing, the Parties agree that Party A may assign all or part of its Investment to the Subsidiaries or Associate Companies of Guangzhou Pharmaceutical Group Company Limited, and Party B may assign all or part of Investment to the Subsidiaries or Associate Companies of Hutchison Whampoa Company Limited. The Parties hereby acknowledge and agree on such assignment and waive their right of first refusal, and will procure the Board of Directors to approve the above assignment. The assignor shall issue a document certifying that both the assignor and the assignee are

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

the Subsidiaries or Associate Companies of Guangzhou Pharmaceutical Group Company Limited or Hutchison Whampoa Company Limited.

5.5.                            The assignment of its Investment by any Party shall be subject to the following conditions:

(1)                                 the assignee has signed the relevant written documents in the forms as reasonably requested by the other Party, whereby the assignee agrees to be bound by this Contract and enjoy interests and rights under the Contract as if it were an the original Party hereto; and

(2)                                 the business of the JVC or the performance of its contracts must not be interrupted by the sale, assignment or other disposal of such Investment interests.

5.6.                            The sale, assignment or other disposal of the Investment shall be submitted the Approval Authority for approval as prescribed by PRC Laws. After obtaining the approval from the Approval Authority, the JVC shall file the registration of changes with Guangzhou Municipal Administration for Industry and Commerce.

The above provision does not apply to the situations described in Section 18.4 hereof.

5.7.                            Without the consent from the other Party, neither Party may pledge, mortgage or otherwise encumber all or any part of its equity interest in the JVC.

5.8.                            The Parties agree that, if any Party (the “Seeking Listing Party”) would restructure its equity in the JVC and form a company limited by shares with its equity in the JVC to seek listing on domestic or overseas stock exchange, the other Party shall provide support and cooperation to the Seeking Listing Party.

CHAPTER VI
SPECIAL OBLIGATIONS OF THE PARTIES

6.1.                            Party A shall:

(1)                                 [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(2)                                 [**]

(3)                                 [**]

(4)                                 [**]

(5)                                 [**]

(6)                                 [**]

(7)                                 [**]

(8)                                 [**]

(9)                                 [**]

(10)                          [**]

(11)                          [**]

6.2.                            Party B shall:

(1)                                 [**]

(2)                                 [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(3)                                 [**]

(4)                                 [**]

(5)                                 [**]

(6)                                 [**]

CHAPTER VII
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1.                            For the purpose of this Contract, Party A unconditionally and irrevocably represents and warrants to Party B as follows:

(1)                                 Party A is an enterprise duly incorporated and existing in accordance with PRC Laws and having an independent legal personality;

(2)                                 Party A has the power and legal capacity to execute and perform this Contract and other documents related to the Contract, to which Party A is a party;

(3)                                 Party A has taken all measures and obtained all authorizations required for executing this contract and all other documents to which Party A is a party;

(4)                                 Party A has obtained from the competent PRC governmental authorities all approvals, consents, authorizations and permits required for executing this contract, the Articles of Association and the Appendices; and

(5)                                 except as disclosed by Party A to Party B, Party A is the lawful owner of and has full and valid title to contribution made by Party A to the JVC, free and clear of any security, mortgage, pledge, lien and/or other encumbrance/debt of any kind in favor of any third party. No third

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

party is entitled to exercise any right or claim of any kind whatsoever over such assets.

7.2.                            For the purpose of the Contract, Party B unconditionally and irrevocably represents and warrants to Party A as follows:

(1)                                 Party B is a limited liability company duly incorporated and existing in accordance with the laws of the place of its incorporation and having an independent legal personality;

(2)                                 Party B has the power and legal capacity to execute and perform this Contract and other documents related to the Contract, to which Party B is a party;

(3)                                 Party B has taken all measures and obtained all authorizations required for executing this contract and all other documents to which Party B is a party;

(4)                                 Party B has obtained all approvals, consents, authorizations and permits required for executing this contract, the Articles of Association and the Appendices; and

(5)                                 Party B is the lawful owner of and has full and valid title to contribution made by Party B to the JVC, free and clear of any security, mortgage, pledge, lien and/or other encumbrance of any kind in favor of any third party.  No third party is entitled to exercise any right or claim of any kind whatsoever over such cash.

7.3.                            After mutual consultation, Party A or Party B unconditionally and irrevocably represents, warrants or undertakes as follows:

(1)                                 the assets and liabilities of the TCM Factory to be transferred to the JVC as recognized by Party B shall be determined based on the Closing Audit Report (as defined below). Any rights and liabilities with respect to the TCM Factory that are not disclosed in the Closing Audit Report shall be owned, undertaken or settled by Party A, and the JVC shall not be involved therein;

(2)                                 Party A and Party B shall engage a PRC-qualified public accounting firm to audit the balance sheet confirmed by Party A and Party B, and the audited financial statements shall serve as the basis for the general ledger of the JVC;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(3)                                 considering a)the TCM Factory continues in business as a going concern; b)the balance sheet in Appendix (A) hereto solely reflects transaction price of the assets based on the appraisal; and c) there have been changes in the balance sheet from the appraisal date to the Closing Date after the establishment of the JVC, the Parties agree to appoint a PRC-registered public accounting firm to audit the financial statements of the TCM Factory for the period ended on the Closing Date, and issue an audit report (the “Closing Audit Report”). The JVC will prepare accounts based on the Closing Audit Report, compare them with the financial statements attached hereto as Appendix (A), calculate the differences between the value on the appraisal date and that on the Closing Date, and reconcile the accounts accordingly. Party A shall either make or receive a payment in cash to reconcile the differences with the goal of ensuring that the capital contribution made by each Party continue to represent 50% of the registered capital of the JVC;

(4)                                 Party A warrants that all materials disclosed to Party B with respect to the assets and liabilities of the TCM Factory are complete, true and valid. Party A shall be liable to compensate all losses suffered by the JVC arising from any untrue statements provided by Party A;

(5)                                 starting from the Date of Establishment of the JVC, Party A shall assist the JVC in counting, stocktaking and confirming the assets, and deliver to JVC all assets, documents and materials that the JVC shall be entitled to, and the JVC shall confirm to Party A the receipt of above in writing ;

(6)                                 Party A warrants that a) the lands and factory buildings as well as all power, environmental protection and sewage facilities as party of Party A’s contribution to the JVC comply with the requirements and criteria imposed by the government and in good working conditions; and b) Party A has not received any instruction or other notices issued by any governmental authority, requiring Party A to change land use, or add, expand or remodel any facilities to fulfill regulatory requirements;

(7)                                 in connection with the account receivable and other receivables confirmed by both Parties as listed on the balance sheet in the Closing Audit Report, Party A shall enter into contracts, agreements or acknowledgement statements with relevant enterprise and individual debtors (the “Debtors”), whereby the Debtors shall confirm the amount owned by them to the JVC and undertake to pay off the confirmed

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

amounts to the JVC within three (3) months after the Date of Establishment. The JVC may provide funds or loans to the Debtors later depending on the each case. Any amount that is not confirmed or paid by the Debtors will be removed from the balance sheet, and Party A will be responsible for collecting such amount for itself, and it shall pay the JVC, in cash, an amount equal to such amount to make up the balance;

(8)                                 in connection with the account payable and other payables confirmed by both Parties as listed on the balance sheet in the Closing Audit Report, Party A shall enter into contracts, agreements or acknowledgement statements with relevant enterprise and individual creditors (the “Creditors”), whereby the Creditors shall confirm the amounts owed by the JVC to them. JVC shall make the payment to the Creditors within three months after the Date of Establishment. If Party A fails to have any amount confirmed and paid within three months after the Date of Establishment, such unconfirmed or unpaid amount will be removed from the balance sheet. Party A will be responsible for making the payment of the unconfirmed or unpaid amount, and the JVC shall pay Party A amount equal to such amounts in cash;

(9)                                 the liabilities listed on the balance sheet confirmed by both Parties (i.e., the liabilities listed on Closing Audit Report) shall be the maximum amount (the “Cap”) that the JVC agrees to assume. Party A shall be responsible for handling or paying off any unrecorded liabilities or any liabilities that exceeds the Cap, and guarantee that the JVC will not assume any legal or economic liabilities or suffer any losses arising therefrom;

(10)                          Party A shall obtain the confirmation and approval of the transfer of the state-owned assets to the JVC from the competent SASAC;

(11)                          if the JVC needs to apply for bank loans due to operational demands, Party A agrees to assist the JVC in obtaining bank loans on conditions no less favorable than those offered to Party A;

(12)                          Party A shall be responsible for dealing with the legal and economic relationships and assume any liabilities related to its investment projects or tertiary industry projects (if any) that are not handed over to the JVC, so as to ensure under no circumstance, will the JVC be liable for any consequences in connection therewith;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(13)                          in connection with Party A’s in-kind contribution of inventory to the JVC, Party A warrants that (i) the inventory (including raw materials, finished drug products and packaging materials) is relevant to the product Varieties of the JVC (see Appendix 1 hereto); (ii) the raw materials and the non-medicinal ingredients comply with the quality standards and requirements; and (iii) no half-finished or finished Chinese medicine has reached it expiry date. Within one month after the establishment of the JVC, Party B may engage a provincial-level pharmaceutical research institute to examine the quality of the inventory as it deems necessary. Based on the pharmaceutical research institute’ testing result, any inventory that does not comply with the above requirements will not be counted as part of Party A’s contribution to the JVC. Party A may reduce its contribution to the JVC by an amount equals to the value of such unqualified inventory. If the testing result issued by the pharmaceutical research institute shows a quantity deviation within +/- 5 percent, Party B shall unconditionally accept such result without adjusting the accounts and assume the testing expenses payable to the pharmaceutical research institute. If the testing result shows a quantity deviation above +/- 5 percent, Party A shall pay or get paid for the amount exceeding +/- 5 percent within 10 days, and shall be responsible for the testing expenses;

(14)                          Party A undertakes that, after the Date of Establishment of the JVC, it shall procure the existing employees of the TCM Factory enter into employment contracts with the JVC.  For the retired employees of the TCM Factory, the JVC shall make one-off payment of [**] to Party A to be used toward compensations and payment of benefits related to these employees, and thereafter Party A shall be responsible for settling any issue relating to the compensations and benefits with respect to the retired employees, and the JVC shall not be responsible therefor;

(15)                          Party A undertakes that it shall be responsible for all taxes (e.g. sales tax, value-added tax and income tax), employees’ taxes (including, without limitation, personal income tax), social welfare funds and other expenses incurred prior to the Closing Date that are not disclosed in the Closing Audit Report, except for any employee compensation and /or severance payment arising out of the termination of a labor contract with an employee. Under no circumstance, shall the JVC be held responsible for such taxes and expenses;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(16)                          Party A undertakes that starting from the Date of Establishment of the JVC, to ensure a steady transition of the JVC, it will assist the JVC with the day-to-day operation, procure the JVC to enter into relevant contracts with the distributors and the suppliers after the Closing Date, and maintain supply chain (including but not limited to raw materials, non-medicinal ingredients, packaging materials, semi-finished products) running smoothly;

(17)                          Party A shall endeavor to divest itself of all divestible liabilities and assets relating to the “external medicines” prior to the Closing Date. The Parties will consult with each other to resolve matters relating to the portions that are not divestible;

(18)                          Party A undertakes it will cease operating businesses or manufacturing any product in the name of the TCM Factory after the Closing Date. Party A shall carry out the deregistration procedures for the TCM Factory after the TCM Factory has transferred all certificates and approvals granted to it;

(19)                          Party A represents and warrants that it is the lawful owner of the “Two Certificates” of the TCM Factory, “Product Certificates or Approvals” of the TCM Factory, and the patents of the TCM Factory as set forth in Chapter 10 hereof, and no third party has raised or will raise any claim or objection in respect of such ownership. Party A is entitled to lawfully transfer these “Two Certificates”, “Product Certificates or Approvals” and patents of the TCM Factory to the JVC. Party A undertakes to carry out the formalities with respect to ownership transfer of these “Two Certificates” , “Product Certificates or Approvals” and patents of TCM Factory to the JVC with the PRC governmental authorities within one month after the Closing Date and to complete such formalities within 12 months. Party B may grant Party A an extension to perform such obligation in accordance with the actual situations;

(20)                          Party A guarantees that the JVC has the right to openly recruit employees in accordance with the development plans of the JVC; and

(21)                          the Parties hereby agree that Party A shall be responsible for all debts (except for the accounts payable listed in the Closing Audit Report that will be assumed by the JVC as agreed by Party B) and liabilities (including but not limited to any accident or liability related to the TCM Factory or any products of the TCM Factory that occurs or

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

commences prior to the Closing Date and that continues to exist after the Closing Date) incurred by Party A related to TCM Factory Contracts prior to the date on which the TCM Factory Contracts (see Appendix (B) hereto) are transferred to the JVC (the “Closing Date”), and under no circumstance, will the JVC be responsible for such debts or liabilities. Party A shall indemnity, reimburse and hold the JVC harmless from any losses (including legal proceedings and attorneys’ fees) incurred by the JVC arising out of or resulting from any third party claim or demand brought after the Closing Date against the JVC related to Party A’s above debts or liabilities. Party A shall be entitled to any benefits arising under TCM Factory Contracts relating to claims or rights incurred or brought against any third party by TCM Factory prior to the Closing Date. The JVC agrees to assist Party A in exercising or realizing such right or claim as and when needed. If the JVC receives any proceeds relating to such claims or rights as a result of the assumption of the TCM Factory Contracts, it shall immediately pay such proceeds to Party A. Any right, obligation, risk and liability under TCM Factory Contracts occurred after the Closing Date shall be owned, borne or assumed by the JVC pursuant to this Contract. Should Party A has received any advance payment or realized any rights a head of time prior to the Closing Date, Party A shall immediately pay the received amount to the JVC or transfer the realized rights to the JVC for free.

CHAPTER VIII
BOARD OF DIRECTORS

8.1.                            The Board of Directors shall consist of six (6) Directors with three (3) appointed by Party A and three (3) appointed by Party B.  The term of office for the Directors (including the Chairman and the Vice-Chairman) shall be four (4) years. Any Director whose term has expired may continue to serve on the Board of Directors after obtaining approvals from both Parties. Each Director is entitled to cast one vote. No Director shall have any personal liability for any act performed in his capacity as Director of the JVC except for such acts that would constitute violations of the published laws of any jurisdiction to which the JVC or the relevant Director (as the case may be) is subject.

If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director or by removal of such Director by the Party which originally appointed him, the Party which originally appointed such Director

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

shall appoint a successor within thirty (30) days from the date of vacancy and notify the other Party in writing; otherwise, it shall be deemed to have waived its rights during the period of vacancy until a successor is appointed.  Such successor shall be appointed to serve out the balance of the relevant term.

8.2.                            There is a Chairman and a Vice-Chairman in the Board of Directors.  The Parties agree that the Chairman and the Vice-Chairman of the JVC shall be appointed by Party A and Party B in turn. For the initial term, the Chairman shall be appointed by Party B and the Vice-Chairman shall be appointed by Party A; for the second term, the Chairman shall be appointed by Party A and the Vice-Chairman shall be appointed by Party B; and so forth. The terms of office for the Chairman and the Vice-Chairman shall not exceed that for the Directors. The Chairman of the Board shall be the legal representative of the JVC.

8.3.                            The JVC shall convene its first Board meeting within seven (7) days after its incorporation to: (i) establish the operation and management organization of the JVC; (ii) approve the nominations of the General Manager, the Managing Deputy General Manage, the Deputy General Manage, the CFO and the Deputy CFO; and (iii) authorize the General Manager to head and build the management team and take charge of the JVC’s daily operation. The establishment the organizational structure of the JVC, its manufacturing, operation, management, financial matters, accounting, audit, human resources management as well as the labour union, shall be implemented by the management team headed by the General Manager in accordance with the Articles of Association of the JVC and the Board resolutions.

8.4.                            The Board of Directors is the highest authority of the JVC, which discusses and determines the major matters of the JVC.  Meetings of the Board shall be held at least twice each year at the registered address of the JVC.  The Chairman of the Board shall set an agenda after consultation with the Vice-Chairman of the Board and be responsible for convening and presiding over such meetings. The Board of Directors shall deliver a notification to each Director within ten (10) days prior to the meeting of the board setting forth the agenda, date and location of the meeting.

8.5.                            Upon the written request of one-third (1/3) or more of Directors of the JVC specifying the matters to be discussed, the Chairman of the Board shall, after consultation with the Vice-Chairman, convene an interim meeting of the Board.

8.6.                            In case a Director is unable to attend a Board meeting, he/she may issue a proxy and entrust another person to attend the meeting on his/her behalf.  The

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

representative so entrusted shall be deemed to represent such Director within the scope of the proxy and have the same rights and powers as the Director does.  Should a Director fail to attend in person or by proxy, he/she will be deemed as having waived such right.

8.7.                            A quorum for a Board meeting (including regular meeting and interim meeting) shall require the presence, in person or by proxy, of at least four (4) Directors. The Board of Directors shall not adopt resolutions at a Board meeting where a quorum is not present. If a quorum shall fail to attend, the Chairman shall deliver a seven days’ notice to each Director to call another meeting.

8.8.                            Each Party shall procure that the Directors appointed by such Party attend, in person or by proxy, each of the duly convened Board meetings.

8.9.                            The Directors owe fiduciary duties and duties of care to the JVC and may not engage in any activities that compete with, or may jeopardize any interests of the JVC.

8.10.                     All of the major matters of the JVC shall be determined by the Board of Directors, including but not limited to:

(1)                                 amendment of the Joint Venture Contract and/or the Articles of Association of the JVC;

(2)                                 the merger of the JVC with any other economic organization, and the split-off of the JVC;

(3)                                 termination or dissolution of the JVC;

(4)                                 the increase or transfer of the JVC’s registered capital;

(5)                                 investment in any other company or enterprise by the JVC;

(6)                                 establishment of branches or other business premises;

(7)                                 signing of, amendment to, or termination of any contract between the JVC (as one party) and any Party hereof or the affiliates or joint venture company of such Party (as the other party), or any decision to waive the right to take legal actions against the counterparty for breach of contract;

(8)                                 distribution of after-tax profits of the JVC to the Parties in any fiscal year;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(9)                                 review and approval of the amounts of the reserve fund, the development fund, and the employee bonus and welfare fund (the “Three Funds”) that the JVC is required to set aside for each fiscal year under the Implementation Rules of People’s Republic of China’s Sino-foreign Joint Venture Enterprise Law and supervision of expenditures of these three funds; review and approval of the amounts of other funds (e.g. the housing provident fund) that the JVC is required to set aside under PRC Laws, and supervision of expenditures of such funds;

(10)                          review and approval of any sale or purchase of any fixed assets or real property with a value exceeding [**] by the JVC; review and approval of any commercial contract or product sales contract signed by the JVC in which the amount involved exceeds [**], or any purchase contract signed by the JVC in which the amount involved [**], except for any contract contained in any already adopted financial budget as set forth in item (11) below;

(11)                          examination and approval of the JVC’s long-and-medium-term corporate strategies, marketing strategies, major infrastructure plans, research and development plans and production scale, financing plans and budgets proposed by the management;

(12)                          approval of major reports submitted by the General Manager (e.g. reports on production capacity, annual operational reports, funds, loans);

(13)                          review and approval of the annual tax returns, and the audited financial statements;

(14)                          approval of any guarantee, security, loan or borrowing provided by the JV;

(15)                          approval of the basic organizational structure of the JVC and the establishment of the management positions for key departments;

(16)                          examination and approval of internal policies and major rules and regulations of the JVC (including but not limited to the financial and accounting policies, annual labour plans of the JVC, salary standards and subsidies and allowance standards for employees of the JVC , approval of the labour insurance and social welfare standards for employees of the JVC);

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(17)                          appointment and dismissal of the General Manager and/or the Managing Deputy General Manage, the Deputy General Manage, the CFO and the Deputy CFO;

(18)                          decision to engage external accountants, auditors and attorneys for the JVC;

(19)                          approval for opening bank accounts and appointment of the signatories;

(20)                          JVC’s filing major lawsuits or arbitrations, and revolving any legal issues related to the JVC;

(21)                          any change in the existing arrangement that the Chairman, the Vice-Chairman, the General Manager, the Managing Deputy General Manage, the CFO and the Deputy CFO shall be recommended and appointed by Party A and Party B, and any revision of the current principle that the Parties shall appoint Chairman, the Vice-Chairman, the General Manager, the Managing Deputy General Manage, the CFO and the Deputy CFO in turn;

(22)                          any arrangement that would change the power and duty of the General Manager; and

(23)                          any matter that at least two (2) Directors request to examine by submitting written requests to the Board..

8.11.                     Resolutions involving the matters set forth in items (1)-(5) of Section 8.11 shall be adopted by the unanimous affirmative vote of all Directors present in person or by proxy at a duly convened board meeting. Resolutions involving the other matters set forth in Section 8.10 shall be adopted by the affirmative vote of at least 2/3 of the Directors or their proxies in attendance at a duly convened Board meeting, provided that such Directors must include at least one Director appointed by each Party. In case a deadlock occurs when a board resolution in respect of the matters listed in items (1)-(23) of Section 8.10 (the “Relevant Matters”) fails to receive the required minimum number of affirmative votes, the Parties shall conduct friendly consultation regarding the Relevant Matters, and reconvene a Board meeting to re-deliberate the Relevant Matters within fourteen (14) days. If no resolution regarding the Relevant Matters is adopted at the re-convened Board meeting within fourteen (14) days from the date on which the re-convened meeting is held, the Parties agree that senior executives of both Parties shall coordinate and settle the matters. If the senior executives of both Parties fail to settle the matters within

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

fourteen (14) days, the Parties shall engage a highly respected person in the traditional Chinese medicine industry to mediate the Relevant Matters.

8.12.                     The Board of Directors may adopt any resolution by signing the written resolution by all Directors without holding a Board meeting. Such written resolution should be kept with the minutes of the Board meetings for record and shall have the same effect as resolutions unanimously adopted at the Board meetings.

8.13.                     In general, Directors shall perform their duties without any remuneration.  However, Directors are entitled to reimbursement for all out-of-pocket expenses incurred in attending meetings of the Board and may be entitled to remuneration and reimbursement in relation to special tasks assigned to them by the Board under a budget approved by the Board.

8.14.                     Functions and Duties of the Chairman

(1)                                 The Chairman will perform the following functions and duties in his/her capacity as the legal representative of the JVC:

(i)                                     to convene and presides over the Board meeting;

(ii)                                  to check the implementation status of the Board resolutions and report such status to the Board of Directors;

(iii)                               subject to the Board resolutions and decisions, to provide support to major business activities of the JVC;

(iv)                              to sign important documents of the JVC and the relevant lawsuit and arbitration documents that should be signed by the Chairman;

(i)                                     with approval of the Board of Directors, sign the issuance documents and important contracts for corporate stocks and bonds; and

(v)                                 if the Chairman is unable to sign any documents that must be signed by the Chairman in a timely manner, in order not to affect the day-to-day operation of the JVC, to authorize the General Manager or another director of the JVC to sign such documents on his/her behalf.

(2)                                 The Vice-Chairman shall assist the Chairman with his/her work and may perform the functions and duties of the Chairman if the Chairman is unable to perform his/her functions and duties due to temporary absence, illness or lack of capacity.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The Chairman, the Vice-Chairman and the Directors shall perform their functions and duties within the scope of authorization granted by the Board of Directors. Without obtaining prior written authorization and consent of the Board of Directors, the Chairman, the Vice-Chairman or the Directors may not act beyond their scope of authorization and execute any contract or agreement that imposes restrictions on the JVC.

Each Board meeting shall have detailed minutes with signatures of the Directors/representatives thereof as well as the minute takers. The Directors shall have the right to have remarks added to the minutes. The minutes shall be prepared in Chinese and kept on file by the JVC.

CHAPTER IX
MANAGEMENT ORGANIZATION

9.1.                            The JVC shall implement a system whereby the General Manager assumes responsibility under the leadership of the Board of Directors and shall have an operation and management organization, which is responsible for the day-to-day operation and management of the JVC.  The operation and management organization shall have one General Manager, one Managing Deputy General Manage, one CFO, one Deputy CFO and several Deputy General Manages, all of whom shall have terms of four years and may serve consecutive terms upon approval by the Board.

9.2.                            The Parties agree that the General Manager, the Managing Deputy General Manage, the CFO and the Deputy CFO shall be recommended by the Parties in turn and appointed by the Board of Directors of the JVC. The Parties agree that, for the initial term, the General Manager (the existing director of the Guangzhou Baiyunshan Traditional Chinese Medicine Factory shall serve as the General Manager of the JVC for the initial term) and the Deputy CFO shall be recommended by Party A and appointed by the Board of Directors of the JVC, while the Managing Deputy General Manage and the CFO shall be recommended by Party B and appointed by the Board of Directors of the JVC; for the second term, the General Manager and the Deputy CFO shall be recommended by Party B and appointed by the Board of Directors of the JVC, while the Managing Deputy General Manage and the CFO shall be recommended by Party A and appointed by the Board of Directors of the JVC; and so forth.

9.3.                            The General Manager shall perform the following functions and duties:

(1)                                 to organize and carry out resolutions of the Board of Directors, and report work to the Board of Directors;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(2)                                 to take charge of the day-to-day operation, business and financial management of the JVC;

(3)                                 to draft plans related to the operation and management of the enterprise and submit such plans to the Board of Directors for approval, including but not limited to the development plan, the annual production and operational plan and the profit distribution plan of the JVC;

(4)                                 to organize and carry out the annual operational plan and the investment plan of the JVC;

(5)                                 to draft plans regarding establishment of the internal management organizations as well as the management positions of the JVC;

(6)                                 to draft the internal policies of the JVC and establish the management rules and policies of the JVC;

(7)                                 appointment or dismissal of managers except for those who should be appointed or dismissed by the Board of Directors;

(8)                                 to decide on matters relating to the employment, reward and punishment and dismissal of JVC employees;

(9)                                 to deal with important external business matters on behalf of the JVC; and

(10)                          other functions and duties as authorized by the Board of Directors.

9.4.                            The General Manager shall perform his/her functions and duties within the scope granted by the Board of Directors, and shall not change any Board resolution. The General Manager shall submit a monthly operation and financial report to the Board of Directors within thirty (30) days following the close of month reported.

9.5.                            The Parties agree that the operation and management, business development, financial solutions and the implementations plans for each particular work of the JVC should strictly comply with the principles and development plans that the Parties set out in the Feasibility Study Report attached hereto as Appendix (F), including enterprise strategies, organizational structure, number of employees, financial budgets, salary scales, research and development plans, factory renovation, facility upgrades, asset management and operation, and marketing.  The Feasibility Study Report is attached hereto as Appendix (F).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

9.6.                            If the General Manager is unable to perform his/her functions and duties due to temporary absence, illness or lack of capacity, the functions and duties of the General Manager shall be assumed by a person designated by the General Manager. If there is a need to change the General Manager within his/her tenure in office due to above reasons, the Board of Directors shall hold a meeting to discuss and determine the matter according to the relevant provisions in Chapter 8.

9.7.                            The General Manager reports to the Board of Directors and is supervised by the Board of Directors. The General Manager and other management members may not engage in any activities that compete with, or may jeopardize any interests of the JVC.

9.8.                            In accordance with the needs and situations of the enterprise, the operation and management organization shall have several Deputy General Managers who report to the General Manager and the Managing Deputy General Manager, take change of the operational planning and management for each business unit, and instruct and supervise the work of the subordinated departments.  The General Manager shall consult with the Managing Deputy General Manager and nominate the Deputy General Managers, and such nomination shall take effect upon approval from the Board of Directors.

9.9.                            The Board of Directors may hold a Board meeting at any time to adopt a resolution to dismiss any senior management member who has committed a corrupt act or gross dereliction of duty, including the General Manager, the Managing Deputy General Manage, the Deputy General Manage, the CFO and the Deputy CFO.

CHAPTER X
CERTIFICATES, APPROVALS AND TRADEMARKS

10.1.                     Both Parties agree that Party A will make in-kind contribution to the JVC, as part of its capital contribution, of the intangible assets of TCM Factory which it legally owns (including the “Two Certifications”, the “Product Certificate or Product Approval” and each of the TCM Factory’s applications for trademarks and patents as detailed in Appendix I hereto).

10.2.                     Party A undertakes that it will file applications with the relevant PRC governmental authorities to transfer the “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory to the JVC within one month upon the Closing Date and shall complete the aforesaid

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

procedures within 12 months so that the JVC becomes the lawful owner of the above certificates, license or approval and patents. Party B may extend the period for Party A to perform such obligation in light of the actual situations.

10.3.                     Party A undertakes that it shall execute “Bai Yun Shan(白云山)” Trademark License Agreement (Appendix G hereto) in conjunction with the execution of this Contract, under which Party A authorizes the JVC the right to use the trademark of “Bai Yun Shan” and Party A will be responsible for the filing of the “Bai Yun Shan” Trademark License Agreement with the State Trademark Office. Party B shall be responsible for all the taxes and fees incurred from the transfer of the “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory to the JVC.

10.4.                     Party B undertakes that it will procure that Hutchison Whampoa Enterprises Limited (“HWEL”) enters into the “Hutchison Whampoa” Trademark License Agreement (Appendix H hereto) in conjunction with the execution of this Contract, whereby after it has obtained the approval of the trademarks registration, HWEL will license the JVC to use the trademarks of “Hutchison Whampoa(和记黄埔)” ,”Hutchison(和记)” and “Hehuang(和黄) , and the “HWL” logo, and be responsible for the filing of the “Hutchison Whampoa” Trademark License Agreement with the State Trademark Office.  Given that HWEL is currently applying for the registration of the trademarks of “Hutchison Whampoa” and “Hutchison” and the “HWL” logo for use in the traditional Chinese medicine sector and healthcare products sector, Hutchison Whampoa” Trademark License Agreement will become effective automatically upon the approval of the trademark registration. Party B undertakes it shall procure that HWEL grants a royalty-free license to the JVC to use the trademarks of “Hutchison Whampoa(和记黄埔)” ,”Hutchison(和记)” and “Hehuang(和黄), and the “HWL” logo within or outside PRC (subject to the final approval by the relevant authority). Party B undertakes it will complete all procedures for above matters within 18 months from the Closing Date. Party A may extend the period for Party B to perform such obligation in light of the actual situations.

10.5.                     The JVC, being the true legal owner of the “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory, shall be entitled to use the “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory. Party A undertakes that it will cease the use of the aforesaid “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory from the Date of Establishment of the JVC. The details of the “Two Certifications”, the “Product Certificate or Product Approval” and the patents of TCM Factory referred herein are set out in Appendix I — List of “Two Certifications”, the

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

“Product Certificate or Product Approval” and the Patents of TCM Factory.

10.6.                     Both Parties agree to grant the royalty-free license the JVC to use the trademarks of “Bai Yun Shan(白云山)”, “Hutchison Whampoa(和记黄埔)”, and “BYS” and the “HWL” logo. Subject to both Parties’ consent, JVC’s subsidiaries (in which the JVC holds not less than 50% equity interest) may use such trademarks and logo by reference to the terms and conditions provided to the JVC, under which case, the subsidiaries shall separately enter into trademark license agreement with the trademark holders.  Both Party A and Party B have initially determined that their respective Affiliates and Associated Companies shall not be granted the license to use the trademarks “Bai Yun Shan(白云山)”, “Hutchison Whampoa a(和记黄埔)”, “Hutchison(和记)” and “Hehuang(和黄) “and “BYS” and the “HWL” logo on the products of Radix, Compound Danshen Tablets, Dashen Stomatitis Cure, Anti-inflammatory Gall-Bladder-Excreting Tablets, Andrographis Tablets (the “Five Products”) .  The Parties may consult with each other and separately decide the adjustment, reduction or increase with respect to the use of the trademarks or logos on the Five Products in accordance with the needs of market development.

CHAPTER XI
SITE

11.1.                     As part of its contribution to the JVC’s registered capital or the difference between the total investment amount and the registered capital, Party A shall provide to the JVC the transferrable and collateralizable land use right over the Site for the Joint Venture Term. Details in relation to the Sites are set out in Appendix C hereto. The JVC shall have full discretion to demolish or reconstruct any building set forth in Appendix C at its own cost as long as it is in compliance with PRC Laws.

11.2.                     Party A hereby represents and undertakes that it has the land use right over the Site and the ownership of the factory buildings and equipment thereon (Party A is in the application process for the land use certificates for the part of the Site and real estate ownership certificates for the factory buildings). Part A shall have full right and obligation to transfer such land use right and ownership to the JVC during the Joint Venture Term and be liable for the corresponding responsibilities. Party A warrants that a) save as those disclosed to Party B, the Sites are free of any security, lien or claim; b)the land use

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

period are subject to the record shown on the Land-Use Certificate, and c) the JVC will obtain the transferrable and collateralizable land use right pursuant to the this Contract. Party A shall bear all the taxes and fees arising from the transfer of the land use right and ownership to the JVC and indemnify and reimburse Party B against any losses or liabilities incurred by the JVC arising relating to the taxes and fees.

11.3.                     Party A has entered into the Grant State-owned Land Use Right Contract related to the land use right over the Site described in Appendix C hereto with Guangzhou City Land Resources Bureau, pursuant to which, Party A has obtained the state-owned land use right and the land use certificate for the Site. In addition, after it has obtained the land use right certificate, Party A has provided to Party B and the JVC a copy of the Grant State-owned Land Use Right Contract and the relevant documents issued by the Guangzhou City Land Resources Bureau evidencing the full payment of the land use right premium and related taxes and fees. Party A warrants that these documents are true, complete and valid.

11.4.                     Party A has entered into the Transfer Contract with the JVC, pursuant to which, the JVC may apply to Guangzhou City Land Resources Bureau for the issuance of the legal and valid land-use right certificates, real estate ownership certificates and boundary map in relation to the Sites described in Appendix C hereto, evidencing that the JVC has the following land use right over the Sites stated in Appendix C hereto:

(i)                                     the land use right is obtained through transfer with consideration;

(ii)                                  the land use periods are subject to the term shown on the land use certificates;

(iii)                               the land use purpose meets the needs of the JVC to operate the traditional Chinese medicine business as described in Section 3.2 herein;

(iv)                              the land use right is transferrable or collateralizable subject to PRC Laws;  and

(v)                                 during the term of land use right, the JVC has the ownership of the houses and buildings (including construction-in-progress) listed in Appendix C hereto.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.5.                     Party A is currently in the process of applying for the grant of the land-use right for the Site and transfer of the houses and buildings thereon as described in this Chapter11 and Appendix C hereto. Party A undertakes it will ensure the JVC has the right to use the aforesaid land and houses/buildings from the Closing Date, and Party A shall have the obligation and responsibility to complete the transfer of the land use right and ownership to the JVC and obtain all the required governmental approvals within 12 months from the Closing Date so that the JVC becomes the legal owner of such land use right for the Site and houses/buildings thereon. Party B may extend the period for Party A to perform such obligation in light of the actual situations.

CHAPTER XII
PURCHASE OF EQUIPMENT AND MATERIAL

12.1.                     In its purchase or lease of the required production equipment, raw materials, accessories and and services, the JVC shall give priority to purchasing or leasing them in China unless there is a gap between the price, quality, reliability, support service, maintenance and delivery date of the goods and services available in China and those of imported goods and services, or the goods and services available in China simply cannot fulfil the operational requirements of the JVC. Based on the aforesaid principle, Subject to clause Section 8.10 (10) herein, the General Manager has the right to make decision with respect to the purchase of equipment, raw materials, accessories and services outside China.

CHAPTER XIII
CONTRACTING WITH THIRD PARTIES

13.1.                     Except as otherwise provided herein or in the Articles of Association, the General Manager may conclude any contract or enter into any undertaking with a third party on behalf of or under the name of the JVC for matters in connection with the day-to-day business and operation and management of the JVC, provided that the General Manager shall submit the material contracts and undertakings of the JVC to the Board of Directors for review and approval and such contracts and undertakings shall be executed by the Chairman of the Board or its authorized person.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER XIV
LABOUR MANAGEMENT

14.1.                     Policies and procedures for the hiring, employment, dismissal, remuneration, labour insurance, welfare and benefits, penalty and rewards etc. shall be formulated by the General Manager in accordance with the Labour Law of the People’s Republic of China and other relevant provisions and submitted to the Board of Directors for approval. The implementation of these policies thereafter shall be responsible by the management team under the guidance of the General Manager.

14.2.                     Pursuant to Chapter 13 of the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-foreign Equity Joint Ventures, employees of the JVC shall have the right to establish a labour union to represent their interests and with the labour union funds allocated by the JVC pursuant to the PRC Law, to develop labour union activities and other activities as permitted for the PRC joint venture enterprises.

14.3.                     The General Manager, within the powers delegated by the Board of Directors, shall have the discretion to determine, in accordance with the PRC labor management laws and Board resolutions, the conditions of employment of the staff and workers of the JVC, internal rules, procedures and standards for hiring, firing and disciplining employees and arrangements for work and leave, etc.

14.4.                     Both Parties agree that, for the purposes of ensuring JVC’s stable operation in the early stage and avoiding massive personnel changes, the JVC shall enter into new employment contracts with the existing employees of the TCM Factory. For the retired employees of the TCM Factory, the JVC shall make a one-off payment of [**] to Party A to be used toward compensation and benefits for the retired employees of the TCM Factory. Save as the payment of aforesaid [**], the JVC shall take no financial or legal liability or obligation of any kind for the retired employees of the TCM Factory.  Party A shall be responsible for paying to the retired employees any additional compensations of any kind resulted from the change of the state and local laws, regulations or policies or any other reason, and in no event shall Party B or the JVC be responsible in connection therewith.  Subject to the approval of the Board of Directors, the JVC may hire its employees directly from open recruitment. The JVC shall have the discretion to recruit the employees required from the society in accordance with the development plan.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

14.5.                     The engagement of the General Manager, Managing Deputy General Manager, Chief Financial Officer and Deputy Chief Financial Officer of the JVC and their wages and benefits, social insurance, welfare, standards for business travel expenses, etc., shall be discussed and decided by the Board in accordance with the prevailing market conditions.

14.6.                     To the extent permitted by PRC Laws, both Parties agree to procure that the Board of Directors of the JVC formulates and implements an incentive plan and scheme to provide incentives to key management members for their long service with the JVC, including but not limited to performance-based share options, bonus, level of remuneration, pay structure, incentive compensation, etc. This scheme shall be formulated in accordance with the prevailing market conditions and the JVC’s actual condition and must be in the best interests of the JVC.

CHAPTER XV
TAXATION

15.1.                     The JVC shall pay various taxes in accordance with PRC Laws and shall enjoy all preferential policies and treatments granted by the Central Government and the local government.

15.2.                     The employees of the JVC shall pay their respective income tax in accordance with the Individual Income Tax Law of the People’s Republic of China.

CHAPTER XVI
FINANCIAL AFFAIRS AND ACCOUNTING

16.1.                     The JVC shall establish an accounting organization, provide itself with accounting personnel and formulate its accounting system in accordance with the Accounting System of the People’s Republic of China for Chinese-foreign Equity Joint Ventures and in the light of its own actual circumstances and execute the accounting system upon the discussion and approval of the Board of Directors. The accounting system of the JVC must be filed for record with the Guangzhou Finance Bureau and Guangzhou Taxation Bureau.

16.2.                     The JVC shall prepare monthly, quarterly and annual financial statements, including a profit and loss statement, balance sheet, cash flow statement and other forms.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The Board of Directors shall engage a PRC-qualified and registered public accounting firm as the independent auditor to examine and verify the annual financial reports of the JVC in accordance with PRC Laws and by reference to internationally used accounting methods. In addition, the JVC shall permit a qualified international or PRC auditor appointed by each Investing Party to examine its records on each behalf, provided that, the Board of Directors will be given prior notice of such examination and the expenses incurred therefrom will be borne by the Investing Party which requested the examination.

The annual financial reports and examination reports shall be delivered to each Director at least seven (7) days before the same are submitted to the Board of Directors for approval.

The Annual financial reports and annual audit reports which have been approved by the Board of Directors shall be distributed to both Party A and Party B and to the relevant governmental authorities for filing according to PRC Laws.

16.3.                     All expenditure documents of the JVC shall be valid only if processed in accordance with the financial accounting system and signed by the General Manager or a person authorized thereby.  The JVC shall use the invoices issued by the tax authority as evidence of receipt and payment.  The invoices issued for the oversea (including Hong Kong and Macao) purchase of merchandise such as machinery, equipment, parts and components (where custom declarations are required) will be deemed valid only if supported by declaration forms with the PRC ports of entry or custom declaration forms with the PRC customs.

16.4.                     The JVC shall adopt the internationally used accrual basis of accounting and the debit and credit method of keeping accounts in its accounting.  All vouchers, books, receipts, statements and other accounting documents shall be printed in Chinese. The JVC shall use Renminbi as its standard bookkeeping currency.

16.5.                     The fiscal year of the JVC shall run from January 1 to December 31 of the Gregorian calendar year. The first fiscal year of the JVC shall run from the Closing Date to December 31 of the same year.

16.6.                     Each year, the JVC shall set aside out of its net profits certain amount for the Three Funds, the total of which shall not exceed ten percent (10%) of the net profits for that year. The specific amounts of the three Funds set aside and their percentages shall be decided by the Board of Directors without violating

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

relevant PRC Laws. In the event of the liquidation of the JVC, any unused portion of the reserve fund and expansion fund shall be treated as part of the assets of the JVC.

16.7.                     The net profits of the JVC after deductions of the Three Funds shall be distributed to the Parties in proportion to their respective contribution to the JVC.  The JVC’s targeted profit distribution for each year shall be ranged from thirty to forty percent (30% - 40%) of its net profits. However, the amount of dividend to be distributed shall be determined by the Board of Directors based on the profit level, future cash flows, utilization of cash and the business development of the JVC.

CHAPTER XVII
FOREIGN EXCHANGE CONTROL

17.1.                     All matters in relation to foreign exchange control of the JVC shall be dealt in accordance with the Regulations on Foreign Exchange Control of the People’s Republic of China.

17.2.                     The JVC shall open a foreign currency account with a bank authorized by PRC Laws to accept foreign exchange business.  The foreign currency revenue of the JVC shall be deposited in such account.

17.3.                     After paying relevant income tax and other expenses , the Parties shall assist its foreign and Hong Kong expatriate staff and workers of the JVC in applying for permission to remit abroad their remaining income in accordance with the relevant PRC Laws.

17.4.                     In accordance with the relevant PRC Laws, Party B may freely convert to foreign currencies the dividends derived from the JVC and remit outside China, and Party A shall assist the JVC in applying for remittance of such profits.

17.5.                     The JVC shall be responsible for balancing its foreign exchange revenues and expenditures and generating profits.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER XVIII
EFFECTIVE DATE, TERM AND TERMINATION

18.1.                     This Contract shall come into effect on the date of approval noted on the approval certificate issued by the relevant governmental authority.

18.2.                     The term of this Contract shall be fifty (50) years, commencing from the Date of Establishment of the JVC.  Upon expiry of the Joint Venture Term, the Parties may consult to each other and decide to apply for extension of the Joint Venture Term.  If the Investing Parties unanimously agree to extend the Joint Venture Term, and a resolution to that effect is adopted at a Board meeting, a written application shall be submitted to the Approval Authority six (6) months prior to expiry of the Joint Venture Term.  The term shall be extended only upon approval of such application.  The procedures for amendment of registration shall be carried out with the registration authority.

18.3.                     If both Investing Parties consider it to be in their best interests to terminate the JVC, they may terminate the JVC early.

In case of early termination, a resolution to that effect shall be adopted by unanimous approval of all Directors in attendance at a Board meeting and such early termination shall be reported to the Approval Authority for approval.

18.4.                     This Contract may also be terminated prior to expiry if:

(1)                                 either Party becomes bankrupt, shutdown or is liquidated; or a major portion of its property connected with its joint venture business is acquired, arrested, appropriated or requisitioned by any third party; or such portion of its property has been taken over control by an appointed receiver.  In each case above, the Party affected may terminate the Contract by giving written notice to the other Party.  Such termination shall take effect thirty (30) days after the date next following that on which the written notice is received;

(2)                                 the JVC is unable to operate ordinarily because all or substantial part of the JVC’s assets have long been requisitioned by the government authorities;

(3)                                 any competent governmental authority requires any Party to revise any provisions of this Contract or impose any conditions or restrictions on the implementation of this Contract, causing material adverse consequences to the JVC or any Parties’ benefits;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(4)                                 the JVC is unable to continue its business operations due to its inability to make up the accumulated losses or the occurrence of irreparable serious damages to its assets;  and

(5)                                 the JVC is rendered unable to continue its normal operation by an event or its consequence of Force Majeure as set forth in Section 22.1 herein which continues in existence for over one hundred and eighty (180) days.

18.5.                     If either Party issues a notice for the purpose of terminating the Contract with respect to the circumstances set forth in Section 18.4 above, the Parties shall negotiate and endeavor to eliminate the cause for termination within two (2) months from the date of the issuance of such notice.  If, by the end of such twenty (20) days period, both Parties fail to agree on the solution to such issues, the Board of Directors shall submit an application to the Approval Authority for early termination. In addition, the provisions set out in Section 18.6 below shall be applied.

18.6.                     the Parties fail to reach a negotiated solution after either Party has delivered a notice of early termination pursuant to Section 18.5, the JVC shall continue its operation only under the following circumstances if a Party (the “Purchaser”) notifies the other Party (the “Seller”) of its intention to acquire the equity of the JVC held by the Seller (the “Acquisition Notice”), and the acquisition of such interests shall be proceeded on the following terms and conditions:

(1)                                 both Parties shall negotiate a purchase price to their satisfaction. However, if Party A and Party B fail to reach a mutually acceptable purchase price within thirty (30) days from the date of receipt of the Acquisition Notice, the purchase price shall be determined pursuant to Section (2) below;

(2)                                 Party A and Party B may each, within sixty (60) days from the date of the Acquisition Notice, appoint a PRC-qualified public accounting firm or an appraiser in writing to jointly conduct a valuation of the JVC and notify the Purchaser of such appointment. The Party which fails to appoint an accounting firm or an appraiser shall be deemed as it has waived its right of the appointment. The joint valuation shall be completed with thirty (30) days from the date of appointment and shall be made based on the assumption that the JVC continues in business as a going concern. The purchase price shall be equal to the product of a) value of the JVC as determined based on the joint valuation multiplied by b)the percentage of registered capital held by the Seller at that time;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(3)                                 unless otherwise agreed in writing by both Parties, ten percent (10%) of the purchase price determined in accordance with (1) and (2) above of this Section shall be paid within seven (7) days following the execution of the contract, and another forty percent (40%) shall be paid within three (3) months and the balance shall be paid within six (6) months;

(4)                                 if Party B is the Seller, the purchase price shall be paid in accordance with the relevant PRC Laws; and

(5)                                 if a Party does not accept the purchase price determined pursuant to the above provisions, or it has accepted such purchase price but the Seller does not receive the full payment of the same in accordance with the above provisions, the JVC shall be liquidated pursuant to Section19 herein.

18.7.                     Prior to the liquidation of the JVC, both Investing Parties shall continue the performance of their obligations and exercise of their rights, and ensure the ordinary operation of the JVC.

CHAPTER XIX
LIQUIDATION AND DISPOSAL OF THE ASSETS OF THE JOINT VENTURE COMPANY

19.1.                     In the event of the early termination of the Contract or upon expiry of the Joint Venture Term, the Board of Directors shall appoint a liquidation committee which has the authority to represent the JVC in all legal matters and shall value and liquidate the JVC’s assets in accordance with the applicable PRC Laws and the principles set out herein.

19.2.                     The liquidation committee shall be made up of six (6) members, of which three (3) members shall be appointed by Party A and three (3) members shall be appointed by Party B.  Members of the liquidation committee may, but need not, be the Directors of the JVC.  Either Party may also appoint professional advisors, such as accountants and lawyers qualified either in China or abroad, to assist the liquidation committee.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

19.3.                     The liquidation committee shall conduct a thorough examination of the JVC’s assets and liabilities, on the basis of which it shall develop a liquidation plan which, if approved by the Board of Directors, shall be executed under the liquidation committee’s supervision.

19.4.                     In developing and executing the liquidation plan, the liquidation committee shall hall use every effort to sell the JVC’s assets and business at the highest possible price in foreign exchange.  Consideration shall be given to sale of the JVC’s assets or business by public auction or by tender open to domestic and foreign bidders with a view towards obtaining prices at international market rates.  If necessary, Renminbi shall be converted to foreign exchange in accordance with the relevant PRC Laws.  Any expenses related to the conversion of Renminbi to foreign exchange shall be borne by Party B.

19.5.                     The liquidation expenses, including remuneration to members and advisors of the liquidation committee, shall be paid out of the JVC’s assets in priority to the claims of other creditors.

19.6.                     After the liquidation or division of the JVC’s assets and the settlement of all of its outstanding debts, the balance of the JVC’s assets shall be paid to the Parties in proportion to their respective contribution to the registered capital of the JVC. The Party which has made its contribution to the JVC in foreign currency shall have the priority to be paid in foreign currency.

19.7.                     On completion of all liquidation procedures, the liquidation committee shall submit a final report approved by the Board to the Approval Authority, and hand in the JVC’s Business License to the original registration authority and complete all other formalities for nullifying the JVC’s registration.  Party B shall have the right to obtain copies of all of the JVC’s accounting books and other documents but the originals thereto shall be left in the care of Party A.

19.8.                     The JVC shall change the above name immediately to a name not including the word “Hutchison Whampoa(和记黄埔)” and “Bai Yun Shan(白云山)” or any name resembling in any manner the name “Hutchison Whampoa(和记黄埔)”“ and “Bai Yun Shan(白云山)” upon the expiry or termination of the JVC,

19.9.                     In any event as prescribed in Section 19.8, both Parties undertake that it will never use the names, trademarks owned by the other Party or any resembling word to the trademarks and names of the other Party to continue or take over the business of the JVC. The JVC and the Investing Parties agree to take actions necessary to fulfil this undertaking.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER XX
INSURANCE

20.1.                     All items of insurance of the JVC shall be taken out by the JVC from the insurance company which it considers most suitable as permitted by Chinese law.  The risks insured, insured values, coverage periods, etc., shall be discussed and decided upon at meetings of the JVC’s Board of Directors in accordance with the policies of the insurance company.

CHAPTER XXI
AMENDMENT OF THE CONTRACT

21.1.                     This Contract (including its appendices) may be amended only by written agreement executed by the Investing Parties. Such amendments shall come into effect upon the approval of the Approval Authority.

CHAPTER XXII
FORCE MAJEURE

22.1.                     If during the Joint Venture Term the performance of this Contract is directly affected by, or this Contract cannot be performed on the agreed conditions due to, an earthquake, typhoon, flood, fire, war or other event of force majeure which cannot be foreseen and the occurrence and consequences of which cannot be prevented or avoided, the Party affected by such event of force majeure shall promptly notify the other Party in writing of the details of such event and shall, within fifteen (15) days, provide detailed information on the event and a valid certificate attesting to the reason why the Contract cannot be performed or can only be partially performed or why the term for its performance needs to be extended.

22.2.                     Such certificate shall be issued by the notarial organization of the place where the event of force majeure occurred.  The Investing Parties shall consult with each other and decide whether this Contract shall be terminated or whether part of the obligation to perform this Contract shall be released or whether the term for performance of this Contract shall be extended, according to the extent of the impact of the event of force majeure on the performance of this Contract.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER XXIII
SETTLEMENT OF DISPUTES AND GOVERNING LAW

23.1.                     Any dispute arising from this Contract shall be settled through friendly consultations.  If a dispute cannot be settled within sixty (60) days after the commencement of consultations, then a Party to the dispute may submit it to the South China Branch of the China International Economic and Trade Arbitration Commission in Shenzhen for arbitration in accordance with its arbitration procedures.  Such arbitration shall be final and binding on both Parties.

23.2.                     During the period of arbitration of a dispute, the Investing Parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

23.3.                     The execution, validity, interpretation and performance of this Contract and the settlement of disputes related to this Contract shall all be protected and governed by PRC Laws.

23.4.                     The JVC and the Parties shall apply for any tax, investment and other benefits or preferences more favourable than the terms of this contract that become available or publicly known after date hereof.

CHAPTER XXIV
CONFIDENTIALITY

24.1.                     Both Parties hereby agree that they shall not disclose to any third party any part of this Contract (including appendices), or any other agreements that either Party may be negotiating, or details of confidential negotiations in reaching such agreements, or any business or secrets disclosed by either Party, except as required by law or any stock exchange, or for purpose of preforming one Party’s obligations under the abovementioned Contract or agreements. When such requirement to disclose has arisen, the disclosing Party shall obtain the other Party’s written consent prior to the disclosure, which consent shall not unreasonable delayed.

24.2.                     The Parties shall cause their Directors and other Working Personnel, and those of their Subsidiaries or Affiliated Companies, also to comply with the confidentiality obligation set forth in Section 24.1 above.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

24.3.                     The obligation under Section 24.1 above shall survive the termination of this Contract and the termination and dissolution or liquidation of the JVC howsoever caused.

CHAPTER XXV
BREACH OF CONTRACT

25.1.                     If a Party fails to perform any of its obligations under this Contract (including its Appendices) or breaches any terms hereunder or if a Party’s representation or warranty under this Contract is untrue or materially inaccurate, such Party shall be deemed to have breached this Contract. The breaching Party shall have thirty (30) days from receipt of notice from the other Parties specifying a breach to cure such breach (if curable). If a curable breach is not cured within thirty (30) days, the breaching Party shall indemnify the other party against any losses arising from such breach.  If a breach is not curable, the breaching Party shall immediately indemnify the other party against any losses arising from such breach.

25.2.                     If any Party materially breaches the terms herein, causing material adverse effect to the other Party or the JVC, the other Party shall have a right to terminate this Contract within nighty (90) days upon the discovery of the breach and liquidate the JVC, provided that a prior written notice of no less than sixty (60) days shall be given to the Party in breach. If the breaching Party has remediated the breach before the expiry of the termination deadline prescribed in the written notice, such termination notice shall be deemed as void.

CHAPTER XXVI
GENERAL PROVISIONS

26.1.                     The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

26.2.                     This Contract is written in Chinese.

26.3.                     This Contract and its Appendices attached hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

26.4.                     A Party unable to exercise or delaying its exercise of any rights or power under this Contract and its Appendices shall not be deemed as a waiver to these rights and powers.  Any single or partial waiver made to the rights or powers shall not prejudice the contracting Parties to exercise the rights or powers of the same kind in the future.

26.5.                     Any notice or written communication provided for in this Contract by one Party to another, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in Chinese or English and promptly sent or delivered by one Party to another Party by facsimile, and shall be subsequently confirmed by registered air-mail.

26.6.                     With respect to the communications and notices given pursuant to the provisions herein, the date of receipt of a notice or communication hereunder shall be deemed to be twelve (12) days after its postmark in the case of an airmail letter and two (2) working days after dispatch in the case of a facsimile.  All the notices and communications shall be sent to the appropriate address or facsimile numbers as shown on the top of the first page, until the same is changed by notice given in writing to the other Party.

CHAPTER XXVII
APPENDICES

27.1.                     The following Appendices constitute a part of this Contract.  In the event of a discrepancy between the interpretation of the provisions of the Appendices attached hereto and the provisions of this Contract, this Contract shall prevail. The Appendices are as follows:

Appendix A: List of Party A’s Assets

Appendix B: TCM Factory Contracts

Appendix C: Map for the Sites, Plant and Buildings

Appendix D: Products’ List of the JVC

Appendix E: Contribution Schedule

Appendix F: Feasibility Study Report

Appendix G: “Bai Yun Shan” Trademark License Agreement

Appendix H: “Hutchison Whampoa: Trademark License Agreement

Appendix I: List of “Two Certifications”, the “Product Certificate or Product Approval” and the Trademarks and Patents the TCM Factory

Appendix J: List of Medicine for External Use

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, this Contract is signed as of the date stated at the top of the first page by the following authorized representatives of the Parties.

(Signatory page follows. No text on this page)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Party A: Guangzhou Baiyunshan Pharmaceutical Holding Co., Ltd.

Signature: [Company seal]
Name: XIA Zemin	/s/ XIA Zemin
Title: President
Nationality: Chinese

Party B: HUTCHISON CHINESE MEDICINE (GUANGZHOU) INVESTMENT LIMITED [和黄药业（广州）投资有限公司]

Signature:	/s/ TO Chi Keung
Name: TO Chi Keung
Title: Director		For and on behalf of HUTCHISON CHINESE MEDICINE
Nationality: British		(GUANGZHOU) INVESTMENT LIMITED [和黄药业（广
州）投资有限公司]
/s/ TO Chi Keung

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.